Exhibit 99.1

FOR:                       GUITAR CENTER, INC.

CONTACT:           Bruce Ross

                                Chief Financial Officer
                                (818) 735-8800

                                Financial Dynamics:
                                Leigh Parrish, Lila Sharifian
                                (212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

~ Consolidated Net Income Up 35% ~

~ Consolidated Net Sales Up 13% ~

Westlake Village, CA (April 28, 2005) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the first quarter ended March 31, 2005.

Consolidated net sales increased 13.3% to $396.4 million from $349.7 in the first quarter of last year.  Consolidated net income increased 34.8% to $15.9 million, or $0.56 per fully diluted share, from $11.8 million, or $0.44 per fully diluted share.

Guitar Center Stores

During the quarter, we opened five large format Guitar Center stores and three small format stores.  Net sales from Guitar Center stores increased 11.8% to $294.7 million from $263.5 million in the first quarter of 2004, with sales from new stores contributing $17.2 million and representing 55.2% of the total increase.  Comparable store sales for the Guitar Center stores increased 5%.  Gross margin, after buying and occupancy costs, expanded 170 basis points to 27.0% from 25.3% in the same period last year.  The increase primarily reflects improved selling margin due to a change in product mix and reduced freight costs.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.9% of net sales compared to 20.3% in the year-ago period.

The increase compared to the first quarter of 2004 is primarily due to increased leverage on higher sales growth in the comparable prior year period, as well as additional advertising and promotional expenses, increased rent associated with leasing store equipment, and higher salary costs.

Musician’s Friend

Direct response net sales increased 19.1% to $91.5 million from $76.8 million in last year’s first quarter.  Gross margin was 30.2% compared to 32.0% in the prior year period, reflecting a lower selling margin due to increased competitive pressure partially offset by a decrease in freight costs.  Selling, general and administrative expenses declined 200 basis points to 19.5% of net sales versus 21.5% in the comparable period last year.  The decrease primarily reflects a reduction in bonus expense, insurance costs, and depreciation expense.

American Music

Net sales from American Music stores increased 9.2% to $10.2 million from $9.4 million in the prior year period, primarily due to the acquisition of Karnes Music in the third quarter of 2004.  American Music comparable store sales decreased 1%.  Gross margin for the American Music stores increased 130 basis points to 37.4% versus 36.1% in the same period last year.  The improvement primarily reflects a decrease in inventory shrink partially offset by an increase in occupancy costs.  Selling, general and administrative expenses were 50.4% of net sales compared to 46.1% in the first quarter of 2004, primarily due to higher payroll and advertising costs.

As previously announced, on April 15, 2005, we completed our acquisition of Music & Arts Center, Inc.  The transaction did not have an impact on our first quarter financial results.  The acquired business and our existing American Music business are being combined into a new division that will operate under the Music & Arts name going forward.

Commenting on first quarter results, Bruce Ross, Chief Financial Officer of Guitar Center, stated, “We are pleased with our overall performance during the first quarter of 2005.  While we posted an increase in consolidated net sales and Guitar Center comparable store sales in line with our expectations, we were able to capitalize on our efficient cost structure to deliver a 35% expansion in net income.  It is important to note that recent sales patterns have been uneven, making it more difficult to forecast business trends, and our direct response division is also facing a higher level of online competition.  Due to these current trends we plan to increase our advertising and promotional activities in the remainder of the year to drive store and online traffic.  We continue to see strength within our industry as a whole, and we remain confident in our ability to maintain consolidated operating leverage and long-term profitability.”

Net Interest Expense and Tax Rate

Net interest expense was lower in the first quarter of 2005 compared to the same period of the prior year due to the investment of excess cash and the resulting interest income thereon.  In addition, the Company’s effective income tax rate for the first quarter of 2005 was 38.5% compared to 38.0% in the first quarter of 2004.

Business Outlook

To date in the second quarter we have opened one large format Guitar Center store in Jacksonville, Florida.  Tonight we will be opening a small format Guitar Center store in Youngstown, Ohio and we plan to open two additional small format stores and one large format store during the quarter.  In addition, as previously announced, the recently closed Music & Arts acquisition is expected to be accretive to our full year 2005 earnings prior to certain expected one-time charges and costs associated with the acquisition.  Based on this recent closing and subsequent integration activities, we plan to provide an update on our expected second quarter results on May 12, 2005.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 2:00 p.m. PST (5:00 p.m. EST) to discuss first quarter financial results.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); Conference ID Guitar Center.  The webcast will be available on the Company’s web site at www.guitarcenter.com or at

www.fulldisclosure.com.  A replay of the call will be available through May 5, 2005 and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 5702331.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards, live-sound/DJ and recording equipment.  We presently operate 145 Guitar Center stores, with 120 stores in 48 major markets and 25 stores in secondary markets across the U.S.  In addition, the Music & Arts division operates 77 retail locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the expected results of the recently-acquired Music & Arts business, recent sales trends, our competitive environment and new store opening plans.  Some of these statements are based on preliminary, incomplete unaudited internal operating data that is subject to adjustment.  Sales and earnings trends are also affected by many factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.  In addition, these statements are based on the historical results of Music & Arts provided to us and extensive assumptions regarding the future performance of that business after we acquire it, the costs or savings of combining the acquired business with our existing business, and the accounting treatment of the transactions, each of which could be materially different than that which we have assumed.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our scheduled May 12, 2005 conference call and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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